UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (date of earliest event reported): August 24, 2023
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FIRST INTERSTATE BANCSYSTEM, INC.
(Exact name of registrant as specified in its charter)
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Delaware		001-34653	81-0331430
(State or other jurisdiction of incorporation or organization)		(Commission File No.)	(IRS Employer Identification No.)

401 North 31st Street
Billings,	MT		59101
(Address of principal executive offices)			(zip code)

(406)	255-5311
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Class A common stock, $0.00001 par value	FIBK	NASDAQ
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
    Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(a)    Not applicable
(b)    Not applicable
(c)    Effective August 24, 2023 (the “Effective Date”), Ms. Lorrie Asker, age 55, has formally been appointed as the Executive Vice President and Chief Banking Officer.
Ms. Asker has served as the Company’s interim Chief Banking Officer since February 9, 2023. Prior to Ms. Asker’s role as interim Chief Banking Officer, she served as our Rocky Mountain Regional President since August 15, 2019. She also served as the Commercial Banking Executive for First Foundation Bank from 2015 to 2019.
In connection with her appointment, Ms. Asker executed an Employment Agreement with the Company and First Interstate Bank (the “Bank”), pursuant to which she will receive a base salary of $440,000 (“Base Salary”) and is entitled to equitable participation in incentive compensation, bonuses and long-term incentives in any Company plan or arrangement for which she is eligible.
The Employment Agreement has an initial term of one year. After the initial term, the terms of the Employment Agreement will automatically be extended for an additional year and on each subsequent anniversary thereafter, so that the remaining term will be one year, unless a notice is provided at least 90 days prior to the then term end to Ms. Asker that the agreement will not renew or is otherwise terminated under the agreement. The Employment Agreement extends for an additional 12 month period automatically following a Change in Control transaction as defined in the Employment Agreement.
Under the Employment Agreement, if the Company or the Bank terminates Ms. Asker’s employment for “cause,” as such term is defined in the Employment Agreement, she will not receive any compensation or benefits after the termination date. If the Company or the Bank terminates her employment without cause or if the executive terminates employment for “good reason,” as such term is defined in the Employment Agreement, the Company or the Bank will pay the executive an amount equal to one times the Base Salary plus one times the average of the annual incentive compensation paid to her during each of the three years immediately prior to the year in which the termination of employment occurs, with such amount payable over twelve months. In addition, the Company or the Bank will provide continued insurance coverage for up to twelve months.
If Ms. Asker’s employment is terminated or if she voluntarily terminates employment during the term of the Employment Agreements for “good reason” during the term of the Employment Agreement within six months preceding or within eighteen months following a Change in Control,” the executive will receive an amount equal to two times the Base Salary, plus two times the annual cash incentive at “target” (as defined in the annual cash incentive plan) in effect for Ms. Asker in the year in which the change in control occurs, plus a pro-rata portion of the executive’s target bonus for the calendar year in the year in which the termination of employment occurs, with such amount payable over twelve months. In addition, the Company or the Bank will provide continued insurance coverage for up to twenty-four months.
If the severance benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, such payment shall either be reduced so that it will not constitute an excess parachute payment, or paid in full, depending on which payment would result in the executive receiving the greatest after-tax payment. In case of the latter, the executive would be liable for any excise tax owed.
The Employment Agreement contains twelve month non-competition and non-solicitation restrictions following termination of Ms. Asker’s employment.
The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Employment Agreement that is included as Exhibit 10.1 to this Current Report and incorporated by reference into this Item 5.02.
There are no arrangements or understandings that exist between Ms. Asker and any other persons pursuant to which she was selected as an officer and there are no family relationships between Ms. Asker and any member of the Company’s board of directors or any executive officer of the Company. In addition, there are no related person transactions between Ms. Asker and the Company that would be reportable under Item 404(a) of Regulation S-K.
A copy of the press release announcing this appointment is furnished herewith as Exhibit 99.1 and is incorporated herein by reference. Interested persons are encouraged to read the press release because it contains other important information not summarized in this current report.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit Number	Description

	10.1	Employee Agreement by and between Lorrie Asker, First Interstate BancSystem, Inc. and First Interstate Bank, effective August 24, 2023.

	99.1	Press Release

	104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 28, 2023

FIRST INTERSTATE BANCSYSTEM, INC.

By:	/s/ KEVIN P. RILEY
Kevin P. Riley
President and Chief Executive Officer